EXHIBIT 99.1
TriSalus Life Sciences Announces Chief Financial Officer Transition
with Appointment of David B. Patience
David Patience, an accomplished healthcare CFO with deep experience in the life sciences sector, appointed as CFO effective July 1, 2025
Current CFO James E. Young steps down; Dan Giordano, Vice President of Finance, to serve as acting CFO during transition period
Denver, CO – May 30, 2025 – TriSalus Life Sciences, Inc. (Nasdaq: TLSI) (the “Company”), an oncology company integrating novel delivery technology with standard of care therapies and its investigational immunotherapeutic to transform treatment for patients with solid tumors, today announces the appointment of David B. Patience as Chief Financial Officer, effective July 1, 2025. Mr. Patience succeeds James Young, who stepped down for personal reasons effective May 30, 2025. Dan Giordano, Vice President of Finance for TriSalus, will serve as acting Chief Financial Officer during the transition period. Mr. Young remains available to the Company to support an orderly transition.
“We are thrilled to welcome David to our leadership team,” said Mary Szela, President and CEO of TriSalus Life Sciences. “David’s strong expertise in capital markets and proven track record of financial leadership and operational execution will be invaluable and play a crucial role as we drive our next phase of growth. On behalf of our leadership team, I also thank Jim Young for his service and contributions. We wish him the best in his future endeavors.”
Mr. Patience joins TriSalus from Accelerate Diagnostics, where he served as CFO since 2023. He brings extensive experience in leading strategic product portfolio planning, in-depth market analysis of organic and in-organic portfolio opportunities and technical and commercial feasibility analysis of partnerships, mergers and acquisitions. Prior to his time at Accelerate, Mr. Patience held positions with Morgan Stanley’s Investment Banking Division, Continental Advisors equity group, and various financial research roles at Nuveen Investments. Mr. Patience holds a Bachelor of Science in Business Administration from the University of Colorado Leeds School of Business and an M.B.A. from the University of Chicago Booth School of Business.
About TriSalus
TriSalus Life Sciences® is an oncology focused medical technology company seeking to transform outcomes for patients with solid tumors by integrating its innovative delivery technology with standard-of-care therapies, and with its investigational immunotherapeutic, nelitolimod, a class C Toll-like receptor 9 agonist, for a range of different therapeutic and technology applications. The Company’s platform includes devices that utilize a proprietary drug delivery technology and a clinical stage investigational immunotherapy. The Company’s two FDA-cleared devices use its proprietary Pressure-Enabled Drug Delivery™ (PEDD) approach to deliver a range of therapeutics: the TriNav® Infusion System for hepatic arterial infusion of liver tumors and the Pancreatic Retrograde Venous Infusion System for pancreatic tumors. The PEDD technology is a novel delivery approach designed to address the anatomic limitations of arterial infusion for the pancreas. The PEDD approach modulates pressure and flow in a manner that delivers more therapeutic to the tumor and is designed to reduce undesired delivery to normal tissue, bringing the potential to improve patient outcomes. Nelitolimod, the Company’s investigational immunotherapeutic candidate, is designed to improve patient outcomes by treating the immunosuppressive environment created by many tumors and which can make current immunotherapies ineffective in the liver and pancreas. Patient data generated during early Pressure-Enabled Regional Immuno-Oncology™ (PERIO) clinical trials support the hypothesis that nelitolimod delivered via the PEDD technology may have favorable immune effects within the liver and systemically. The target for nelitolimod, TLR9, is expressed across cancer types and the mechanical barriers addressed by the PEDD technology are commonly present as well. The Company is in the final stages of data completion for a number of phase 1 clinical trials and will begin exploring partnership opportunities for development.

Forward Looking Statements
Statements made in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward‐looking statements. Such statements include, but are not limited to, statements regarding the benefits and potential benefits of the Company’s PEDD drug delivery technology, TriNav® system and nelitolimod investigational immunotherapy, and the Company’s ability to execute on its strategy. Risks that could cause actual results to differ from those expressed in these forward‐looking statements include risks associated with clinical development and regulatory approval of drug delivery and pharmaceutical product candidates, including that future clinical results may not be consistent with patient data generated during the Company’s clinical trials, the cost and timing of all development activities and clinical trials, unexpected safety and efficacy data observed during clinical studies, the risks associated with the credit facility, including the Company’s ability to remain in compliance with all its obligations thereunder to avoid an event of default, the risk that the Company will continue to raise capital through the issuance and sale of its equity securities to fund its operations, the risk that the Company will not be able to achieve the applicable revenue requirements to access additional financing under the credit facility, the risk that the Company will not become profitable on its expected timeline, if at all, the risk that the reported financial results will differ from the estimates provided in this press release, changes in expected or existing competition or market conditions, changes in the regulatory environment, unexpected litigation or other disputes, unexpected expensed costs, and other risks described in the Company’s filings with the Securities and Exchange Commission under the heading “Risk Factors.” All forward‐looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made except as required by law.

For Media & Investor Inquiries:
Jeremy Feffer, Managing Director
LifeSci Advisors
917.749.1494
jfeffer@lifesciadvisors.com